Essex Rental Corp
11-12-08/8:00 a.m. CT
Confirmation # 72458762

Essex Rental Corp.
Q3’08 Earnings Conference Call
November 12, 2008
8:00 a.m. CT

Operator:	Good day, everyone, and welcome to the Essex Rental Corporation Third Quarter 2008 Financial Results Conference Call.

At this time, I would like to inform you that this conference is being recorded and that all participants are currently in a listen-only mode.

I will now turn the conference over to Miss Melissa Dixon with the Equity Group. Please go ahead, ma’am.

Melissa Dixon:	Thank you, (Dennis).

Good morning, everyone. Thank you for joining us today. Our speakers today will be Laurence Levy, Chairman of Essex Rental Corp., Ron Schad, CEO of Essex Rental Corp, and Marty Kroll, CFO of Essex Rental Corp.

Before we get started, I would like to remind everyone that statements made during today’s call might contain statements which constitute forward-looking statements within the meaning of Section 27-A of the Securities Act of 1933 as amended, and Section 21-E of the Securities Exchange Act of 1934 as amended.

Those statements include statements regarding the intent and belief or current expectations of Essex and its management team. These statements may be identified by the use of words like anticipate, believe, estimate, expect, intend, may, plan, will, should, seek and similar expressions. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties and that actual results may differ materially from those projected in the forward-looking statements.

Essex Rental Corp
11-12-08/8:00 a.m. CT
Confirmation # 72458762

Important factors that could cause actual results to differ materially from Essex’s expectations include, without limitation, the continued ability of Essex to successfully execute its business plan, demand for the products and services Essex provides through its subsidiary, Essex Crane Rental Corp., general economic conditions, geopolitical events, and regulatory changes, as well as other relevant risks detailed in filings with the Securities and Exchange Commission. Essex undertakes no obligation to publicly update any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

I now would like to turn the call over to Laurence Levy, Chairman of Essex Rental Corp. Please go ahead, Laurence.

Laurence Levy:	Thank you, (Melissa). Good morning, everyone, and thank you for joining us on today’s call.

After my opening remarks, Ron Schad, CEO of Essex Rental Corp., will discuss Essex’s operating results, and Marty Kroll, CFO of Essex, will review the financial results.

First, I would like to start off by saying how pleased we are that on October 31st we were able to consummate the acquisition of Essex Crane Rental Corp., and I very much look forward to working with Ron Schad and Marty Kroll in my capacity as Chairman of the Board of Directors.

We are especially pleased that Essex’s operating performance continues to exceed the March 2008 projections that the transaction was predicated on.

Essex’s contractual backlog and new bookings continue to be strong, particularly for its heavier lifting capacity crawler cranes. The demand for cranes, particularly with capacities above 200 tons, continues to yield high utilization and average monthly crane rental rates above our initial forecasts.

Attributes of Essex Crane that we have always found very attractive are the predictability and visibility of the earnings stream, as well as the company’s ability to generate strong free cash flow. Reflecting these attributes as well as a very strong outlook at quarter end, we announced that the Board of Directors has approved a $12 million dollar discretionary buyback for the company’s common shares and all its warrants.

Essex Rental Corp
11-12-08/8:00 a.m. CT
Confirmation # 72458762

Under the buyback plan, Essex may from time to time purchase shares and/or warrants in open markets and private purchases. We have already commenced this buyback plan and anticipate continue to repurchase shares and/or warrants at what we believe to be attractive valuations.

This plan is not expected to impact Essex’s strategy to continue to invest capital and reposition its fleet towards higher lifting capacity and higher rental rate equipment.

Although our securities are still listed on the bulletin board, we have applied for listing on the NASDAQ capital markets.

I will now turn the call over to Ron Schad, CEO of Essex Crane Rental Corp., to discuss third quarter operating highlights. I would note that the operating results to be discussed by Ron and the financial results to be discussed by Marty Kroll, our Chief Financial Officer, relate to the quarter ended September 30, 2008, which was completed prior to our October 31st acquisition.

In addition, the rental EBITDA figures referred to in Ron and Marty’s discussion have been reconciled to income from operations in our press release issued yesterday where we initially disclosed Essex’s third quarter results.

Ron Schad:	Thanks, Laurence.

First I would like to thank everyone who assisted us in completing the acquisition, especially in the current market environment. All of us at Essex Crane are excited to now be a publicly traded company and look forward to enhancing the value of your investment in Essex over the long term.

Our third quarter results were strong with higher profitability, rental revenue backlog, and customer order inquiry year-over-year. Based on year-to-date results and, the current backlog, we increased our guidance for 2008 rental EBITDA to approximately $41.1 million dollars, an increase of 12.6 percent from our initial guidance of $36.5 million dollars.

Essex Rental Corp
11-12-08/8:00 a.m. CT
Confirmation # 72458762

Full year rental 2008 EBITDA guidance of approximately $41.1 million dollars is expected to be an increase of approximately 37.5 percent, or $11.2 million dollars over 2007 rental EBITDA of $29.9 million dollars, adjusted for public company expenses.

We remain highly confident in our ability to meet or exceed our guidance.

As we begin to finalize our 2009 business plan, we are encouraged by both existing utilization rates by class of crane, as well as the level of inquiry and new bookings that we are receiving from customers in our end markets.

We have seen some modest decline in the utilization of cranes with lifting capacity of less than 200 tons, which is an asset class as many of you know that we have been downsizing as part of our fleet rebalancing program, and which contribute a small portion of our overall cash flow.

However, more importantly, utilization rates for our higher lifting capacity crawler cranes, which generate our highest monthly rental rates, continue to be very robust. Utilization rates for crane classes with lifting capacity of 200 tons or greater, representing approximately 80 percent of the total appraised value of our cranes, continue to exceed 85 percent, with many classes of cranes in excess of 95 percent utilization.

These heavier lifting capacity crawler cranes not only rent for a higher average monthly rental rate but also generate higher dollar profits than our lighter lift capacity cranes.

We remain very committed to serving diverse end markets and believe that this strategy is well suited in our current economic environment. While we group our jobs into six primary categories, within each of these categories we serve a very broad array of industries.

Essex Rental Corp
11-12-08/8:00 a.m. CT
Confirmation # 72458762

As we have disclosed previously, industrial marine is our largest end market, representing 25 percent of our 2007 rental revenue.

As an example of our end market diversity in industrial marine, over the last 24 months our equipment has served over 10 different industries. Given the diversity of the end markets served and the long-term nature of the planning of these projects, our industrial marine inquiry and bookings remain very consistent with our 2008 levels.

In general, the owners of industrial marine projects are well capitalized and do not rely on project financing, but instead use their balance sheets to finance projects. The decision to pursue a project typically addresses a longer term strategic objective.

Power represents our second largest end market served, accounting for 23 percent of our 2007 rental revenue. We are experiencing a significant amount of orders and inquiry in this area. The projects being planned are primarily facility upgrades and maintenance for fossil fuel plants.

Furthermore, many of the projects have some environmental work associated with them.

We also continue to be very active in wind power, while still growing, this market has been affected by certain supplier quality and delivery-related issues.

Transportation is our third largest end market, accounting for 19 percent of 2007 rental revenue. Much of our revenues in transportation market result from federally-funded projects with funds being generated from the Federal Highway Bill and gasoline taxes. While existing projects continue, we are experiencing a slowdown in the awarding of new transportation-related projects due to the lack of state funds. We would expect that any federal infrastructure stimulus program would benefit this segment of our business.

Petrochemicals is our fourth largest end market, accounting for 16 percent of the 2007 rental revenue. Bookings and inquiry in this area remain very strong. Consistent with our industrial marine segment, projects are moving forward based on a perceived view of long-term supply and demand dynamics rather than shorter term spot market conditions.

Essex Rental Corp
11-12-08/8:00 a.m. CT
Confirmation # 72458762

Specifically, we are working with many of the major petrochemical producers on a variety of maintenance and expansion projects, certain of which have already begun, including the $6 billion Marathon Oil Refinery in Maryville, Louisiana, for which we have five crawler cranes on site already, four of which are over 200 tons in lifting capacity.

Based on our current quoting activity, over the next 12 months, petrochemicals may become our third largest end market, surpassing transportation.

The remaining 17 percent of our 2007 rental revenue is generated from general building projects, sewer and water, and other. Activity in this area has decreased modestly. However, while these markets are diverse, projects in this area tend to be both shorter in term and nature, and utilize our lighter lift capacity equipment, which tend to generate lower dollar profits. As such, we do not believe that we will experience a significant decline in our overall profitability as a result of a slowdown in this area.

Beyond each of these end markets, we are encouraged by the increased national discussion about a federal fiscal stimulus program focused on infrastructure spending to address the country’s current economic challenges. Such a program would create even greater demand for Essex’s rental fleet as we will likely be a supplier to a number of contracts that have already been announced but not awarded.

As we have previously mentioned, one of our main strategic focuses is the rebalancing of our fleet mix and repositioning it towards higher lifting capacity cranes, which generate higher monthly average rental rates and have higher utilization rates than older lighting lifting capacity cranes. These higher lift capacity cranes contribute the significant majority of our corporate profitability and cash flow.

Thus far in 2008, we have sold 20 older, lighter lifting capacity cranes, all of which were manufactured between 1966 and 1975, bringing net cash proceeds from crane sales to a total of $6.7 million. The average lifting capacity of the cranes we sold was 143 tons. The relationship between sale price of the equipment and the ordinary liquidation value has exceeded the company’s historic experience.

Essex Rental Corp
11-12-08/8:00 a.m. CT
Confirmation # 72458762

Of the 20 cranes sold in 2008 to date, only seven were sold domestically, of which five were sold back to the manufacturer.

In the first nine months of 2008, we took ownership of $16.7 million dollars of new cranes, representing 84 percent of the projected new equipment purchases in 2008. The total spent on new cranes since January 2007 is $35.5 million. The average lifting capacity of the new cranes purchased so far this year is 337 tons. The average monthly rental rate for the new cranes purchased so far in 2008 is $50,750 per month.

We represent—we estimate that the average payback on these new cranes purchased will equal less than five years and that the economic life of the new heavy lift equipment approaches 50 years when properly maintained.

As we focus on these sales and purchases, we will see the average age of our fleet continue to decline.

For the remainder of 2008 and going into 2009, we are looking to sell more of our older, lighter lifting capacity cranes. We will continue to reinvest the proceeds from these asset sales in heavier lifting capacity cranes which we believe will continue to drive our earnings growth.

Before turning the call over to Marty Kroll, I want to state once again how pleased we are about our financial results and prospects. Our results through the first nine months of 2008 reflect the continued strength of our end markets, the validity of our strategy to populate our fleet with higher lifting capacity equipment, which has historically produced higher monthly average rental rates and higher utilization rates, and the sustainability of our business model.

Essex Rental Corp
11-12-08/8:00 a.m. CT
Confirmation # 72458762

We are focused on building long-term value for our shareholders and are enthusiastic about the company’s prospects for the remainder of 2008 and beyond.

I will now turn the call over to Marty Kroll, CFO of Essex Crane Rental Corp., to discuss third quarter financial highlights.

Marty Kroll:	Thanks, Ron.

Essex total revenue, which included revenue from equipment rentals, equipment repair and maintenance, and equipment transportation services, but excludes used rental equipment sales, rose 20.5 percent to $20.2 million dollars for the quarter ended September 30, 2008, from $16.7 million in the third quarter of 2007.

This increase was primarily due to a 34.4 percent increase in the average monthly crane rental rates to $22,258 for the quarter ended September 30, 2008 versus $16,563 for the same quarter in 2007.

A portion of the increase in rental rates is attributable to Essex’s investment in new heavier lift cranes to replace older cranes with lighter lift capacity.

On a “day’s” method for the quarter ended September 30, 2008, the total number of actual crane rental days was 72.8 percent, down slightly from the 73.6 percent in the same period of last year. This slight decrease in overall utilization was primarily attributable to a modest decline in the utilization of the older, light lift cranes which was partially offset by an increase in the utilization of the newer heavy lift cranes.

We believe that in part the decline was because the older, lighter lift cranes have greater competition from regional crane owners.

Excluding a one-time charge of $350,000 relating to consulting fees associated with the sale of the business to Hyde Park, SG&A expenses were $2.7 million or 13.5 percent of total revenues, excluding used rental equipment sales for the quarter ended September 30, 2008, compared to $2.1 million or 12.8 percent for the same quarter last year.

Essex Rental Corp
11-12-08/8:00 a.m. CT
Confirmation # 72458762

Equipment rental revenue backlog increased by 21.8 percent to $37.4 million at September 30, 2008 from $30.7 million in September 30, 2007, which is further confirmation of the continued strength in our infrastructure related end markets.

Rental EBITDA excluding the $350,000 one-time charge relating to consulting fees associated with the sale of the business to Hyde Park for the quarter ended September 30, 2008 increased by 40.9 percent to $12 million from $8.5 million in the third quarter of 2007.

For the nine months ended September 30, 2008, Essex total revenues, excluding used rental equipment sales, increased 22.6 percent to $57.5 million from $46.9 million. The increase was primarily driven by a 30.6 percent increase in rental revenue to $46 million from $35.2 million for the comparable period in 2007.

For the nine months ended September 30, 2008, the total number of actual rental days was 72.3 percent, up from 71 percent for the same period last year.

For the nine months ended September 30, 2008, the average monthly crane rental rate increased by 32.5 percent to $20,908 from $15,775 for the same period in 2007.

I also would add that our actual average monthly rental rates for the nine months ended September 30, 2008 of $20,908 exceeded by approximately 12.4 percent our full year 2008 projected average rental monthly crane rental rate of $18,600 as previously presented in our initial guidance from March 2008.

Rental EBITDA excluding the one-time charge of $1 million dollars related to expenses associated with the sale of the business to Hyde Park increased by 41.4 percent to $32.2 million for the nine months ended September 2008 from $22.8 million for the same period in 2007.

Based on year-to-date actual results and the fact that we have sufficient bookings in hand as of September 30, 2008 to support our full year 2008 rental revenue projections, Essex management believes that 2008 rental EBITDA will be approximately $41.1 million, 12.6 percent higher than the $36.5 million previously forecasted in the first half of the year.

Essex Rental Corp
11-12-08/8:00 a.m. CT
Confirmation # 72458762

Our full-year 2008 rental EBITDA guidance of approximately $41.1 million is expected to be an increase of approximately 37.5 percent or $11.2 million over 2007 rental EBITDA of $29.9 million, adjusted for public company expenses.

Before turning things back to Ron, I want to touch on capitalization after the acquisition.

As of the closing date of the acquisition of Essex Crane Rental by Hyde Park, we entered into a $190 million five-year credit facility, of which approximately $140 million was drawn at closing. The interest rate on our debt is one month LIBOR plus 225 basis points, or approximately 3.75 percent at current interest rates.

Subsequent to the closing of the acquisition, we have approximately 14.1 million common shares outstanding, including shares issuable to Essex’s senior management upon exchange of their rollover equity.

In addition, we have approximately 14.4 million warrants, which allow for the purchase of one share of common stock at an exercise price of $5. They expire on March 4, 2011, and are callable if the common stock trades at or above $11 per share for any 20 trading days within a 30-day period.

I can expand on these areas during the Q&A session, but will now turn the conversation back to the operator.

Operator, we would now like you to open up the call for questions.

Operator:
At this time, if you would like to ask a question, press star then the number one on your telephone keypad. If you would like to withdraw your question, press the pound key. Your question will be taken in the order that it is received. Please stand by for your first question.

Essex Rental Corp
11-12-08/8:00 a.m. CT
Confirmation # 72458762

Your first question will come from the line of Scott Schneeberger with Oppenheimer.

(Scott):	Hi, guys. It’s Scott. Congratulations on a strong quarter.

As far as your rental rates, how sustainable is the average rental rate that you achieved in 3Q? How sustainable is that taking into account your focus on mix shift and what you’re seeing in demand?

Ron Schad:
Hey, (Scott). This is Ron Schad. We think it’s very sustainable looking at the fact that we continue to focus on the large infrastructure projects. Our quoting inquiry is for those larger cranes and the demand for those larger cranes is very good, so as we continue to focus on that product, we receive a few more cranes at year end, and then into 2009, additionally more larger cranes, and as you can see from the presentation, from our—the call—information we just provided, that the larger cranes have significantly higher rental rates than our average rental rates, and the demand for those cranes are very good.

Scott Schneeberger:	OK. And you mentioned the U.S. stimulus plans. You know where in your domestic end market do you foresee potential outsized opportunity into 2009 generated from you know our stimulus package?

Ron Schad:
Well, certainly infrastructure-related projects such as large bridges, the federal funding of those bridges, some of that’s been hung up at some of the state level being able to come up with the matching funds. We would think federal government would, since the project’s already planned, permit it. Much of the engineering is often done. We would think that the federal government would find ways to assist the states in getting those much-needed projects built. That would be a good example.

An additional one that comes to mind is we do a lot of work and have cranes right now involved in the levy construction, for example, down in New Orleans. Some of that work has been hung up just in the notice to proceed stage where the money’s already been appropriated and awarded, but sort of been hung up in government bureaucracy, so we would hope a push from the new administration to release that work since it’s much needed and also already funded would be a push that the new administration would do in a direction that would certainly help the demand for our cranes.

Essex Rental Corp
11-12-08/8:00 a.m. CT
Confirmation # 72458762

Scott Schneeberger:
And in—let’s say that federal funds do go to the state level to help you know your transportation end market. Does petrochemical, do you perceive that to be you know that strong that it could even if that were to happen that petrochemical could become a larger portion of your portfolio?

Ron Schad:
Yes. The current quoting activity that we’re seeing, and most cases those large petrochemical plants have a requirement for several cranes at a time, so we’re confident that the work that we’re quoting beginning next year will be significant enough in nature, and that is predominantly over 200 ton capacity cranes, that that may put that sector surpassing our heavy highway transportation sector.

Scott Shneebergert:	Last question, if I may. Do you see any relative strength or weaknesses in any international markets?

Ron Schad:
The you know the sale of our used equipment continues to be very strong in South America, a lot of the requirements and requests for cranes in the Middle East, and we know from the crane manufacturers that they see continued international demand for cranes, new cranes, in markets such as India and China, in particular, so that you know in general the large infrastructure related projects again are well funded and going ahead on an international basis as well as the domestic work that we’re seeing.

Scott Devitt:	Thank you.

Operator:	Once again, if you would like to ask a question, press star then the number one on your telephone keypad.

Your next question will come from the line of (Berke Bakay) with BBS Capital Management.

(Berke Bakay):	Good morning, guys.

Laurence Levy:	Good morning, (Berke).

Essex Rental Corp
11-12-08/8:00 a.m. CT
Confirmation # 72458762

(Berke Bakay):	First of all, like to congratulate you on being a public company and passing this transaction in what I would consider an extremely difficult environment.

But you know my first question relates on the monthly crane rental rates. We saw the increases over 34 percent quarter-over-quarter, and you explained that it’s a function of basically change in mix, introducing more of the higher tonnage cranes that I—as you mentioned, are averaging over $50,750 a month, and also what I understand is an increasing same crane rental rates, if you will.

How would you be able to quantify which one is more prevalent in that increase?

Ron Schad:
Actually, thank you for the compliments, first off, and when we analyze that, it currently is about 50/50. About half of the rental rate increase comes from the change in mix, and about half of it comes in same crane rate increases that are ongoing.

And you have to recognize that you know our contracts are long term, so as we rotate a crane off rent, we have the opportunity to reprice that crane to the new market conditions at the higher rates.

(Berke Bakay):	OK. That’s helpful.

And again, just a further question on that. You know if we kind of take the half of that number, it’s always a very strong same crane rental increase, could you elaborate on what’s driving that and how sustainable it is?

Ron Schad:
Well, what’s driving it is the high utilization and high demand and the fact that the over 200 ton capacity crane is not near as mature a market as the under 200 ton crane. The over 200 ton capacity crane is in crane and large, what is in crane terms, a relatively new product. It’s only been available in a form that fits the market with the mobility and the characteristics our end markets need since sort of the mid-1990s, early to mid-1990s.

So there’s just far fewer of those in the marketplace, and as engineers and owners look at new projects and recognize the efficiency of building those projects with bigger modules using bigger cranes, there is still growth in the demand for those cranes, and therefore that demand increases utilization and bodes well for us to get increased rental rates for that equipment.

Essex Rental Corp
11-12-08/8:00 a.m. CT
Confirmation # 72458762

(Berke Bakay):
OK. And moving on to my next question, if we take the sales of the equipment out, it looks like the gross margin year-over-year on the third quarter was over a thousand points, kind of an improved thousand basis points of an improvement, which is always very significant.

And my question relates on the sustainability of this increase or at least keeping this kind of 60s, 62 percent kind of gross margin rate, and you know with your investments of, I guess you guys invested over $35 million on new cranes, that are generating this higher monthly rate, so my understanding is we should see pretty strong margins, gross margins, going forward. Is that a good assumption?

Marty Kroll:
Yes. This is Marty Kroll, CFO. We’ve seen that our margins not only have held but it’s sort of improved in that quarter. Given the new equipment it’s bringing in and being brought in in a few hundred larger ton capacity cranes and the fact that from a variable cost standpoint the rates, the cost to put those cranes on rent versus smaller crane, while more are not more than on a percentage basis, so we would expect that the margins would not only hold but there should be some modest improvement in that.

(Berke Bakay):	Oh, that’s great. That’s great to hear.

And my final question revolves around the backlog and the quoting activity. As you said in your prepared remarks and press release, things seem to be still very strong after the quarter close, which is you know we’re all the way in the middle of the quarter now.

What do you think is the main reason? As we all know, the world kind of stopped doing transactions at the month of October. I mean, I understand your projects are very long term oriented, but what do you think the strength of quoting activity is deriving from?

Essex Rental Corp
11-12-08/8:00 a.m. CT
Confirmation # 72458762

Ron Schad:
I think you hit it. It’s the fact that these are projects that strategically have been planned for a long period of time by the end users, by the the owners. A lot of engineering and a lot of process committed. Usually you know before we see our crane on the project, there’s a fair amount of groundwork and preparation, materials have been bought, procured contracts have been let for the big modules that are being assembled.

So the continuation of those projects and the funding of those projects is such that we continue to book crane rental orders for that type of work.

These are just so large in nature that and so necessary and strategic for the companies and the owners building them that you know although they’re aware of the world issues, we’ve seen them continue.

(Berke Bakay):	Great. And finally, one final question. Have you seen any changes in terms of the average life of a project that you guys get? Is there any differences there or it’s still fairly large?

Ron Schad:
The you know the average length of our projects that we book tend to be between six and 18 months with the typical project with the average running around eight, nine months, and that’s staying about the same. You know seven to nine months is the typical duration for the projects we’re on.

(Berke Bakay):	Great. Well, congratulations on a great quarter.

Ron Schad:	Thank you.

Operator:	Your next question will come from the line of (Travis Hogan).

(Travis Hogan):	Hi, guys. With regards to capitalization, the 14.1 million common shares, does that include the 133,000 that you guys issued to (Macquarie)?

Laurence Levy:	Yes. It includes all shares including those issued to (Macquarie).

(Travis Hogan):	OK. And cash level at the end of the quarter?

Laurence Levy:
Our debt as of the date of closing approximates $140 million dollars. There’s no actual cash balance because to the extent we need cash we just draw it against our line, and we’ve got about approximately $50 million dollars of undrawn debt capacity.

Essex Rental Corp
11-12-08/8:00 a.m. CT
Confirmation # 72458762

(Travis Hogan):	OK. Thank you.

Operator:	And again, to ask a question, simply press star then the number one on your telephone keypad.

And there are no further questions. I will now turn the conference back to management.

Ron Schad:	Well, thank you all for joining us today and for your continued interest and investment in Essex. If you have any additional questions, please feel to contact me or Marty at any time.

Thank you, and have a nice day.

Operator:	Ladies and gentlemen, this concludes our conference for today. Thank you all for participating, and have a nice day. All parties may now disconnect.

END